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                                                                      Exhibit 12
                              HECLA MINING COMPANY

                     FIXED CHARGE COVERAGE RATIO CALCULATION

                 For the six months ended June 30, 1996 and 1995
                          (In thousands, except ratios)

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
                                                  Six Months        Six Months
                                                     1996              1995
                                                  ------------      -----------
Net income (loss) before income taxes              $  4,299           $    (85)

Add:  Fixed Charges                                   5,648              4,862
Less:  Capitalized Interest                          (1,043)              (376)
                                                   --------           --------
Net income before income taxes                     $  8,904           $  4,401
                                                   ========           ========

Fixed charges:
  Preferred stock dividends                        $  4,025           $  4,025
  Interest portion of rentals                           274                251
  Interest expense                                    1,349                586
                                                   --------           --------

Total fixed charges                                $  5,648           $  4,862
                                                   ========           ========
Fixed Charge Ratio                                      1.6                 (a)

Inadequate coverage                                $    - -           $    461
                                                   ========           ========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                        $  9,882           $ 11,565
  DD&A(b) (corporate)                                   174                168
  Provision for closed
     operations                                      (2,801)               227
                                                   --------           --------
                                                   $  7,255           $ 11,960
                                                   ========           ========


(a)  Earnings for period inadequate to cover fixed charges.

(b)  "DD&A" is an abbreviation for "depreciation, depletion and amortization."

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